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                                                                    EXHIBIT 99.2

                                                 FOR IMMEDIATE RELEASE

                CARIBINER INTERNATIONAL, INC. REPORTS RESULTS FOR
                          FIRST QUARTER OF FISCAL 1997

               -- Company Also Announces Completion of Acquisition
                         of Blumberg Communications --

       NEW YORK, N.Y., February 3, 1997 -- Caribiner International, Inc. (CWC:
       NYSE) today reported its financial results for the three month period ended December 31, 1996.

       Financial highlights (in thousands, except share data) are as follows:

                                     Three Months Ended December 31,

                                  1996             1995          % Change
                                  ----             ----          --------

Revenue                          $  52,659     $   20,407          158%
EBITDA(a)                            3,479            518          572%
Operating income                     1,770            (86)          --
Net Income                             737           (898)          --
Earnings (loss) per share             0.08          (0.07)(b)       --
Average shares outstanding       9,632,959      6,620,004 (b)


                  (a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
                  (b) Pro forma loss per common share for the period presented assumes conversion of the Company's convertible note and all outstanding shares of preferred stock into common stock (which, in each case, occurred on March 15, 1996) as if such conversions occurred on October 1, 1995. Pro forma loss per common share assumes the elimination of interest expense incurred on the convertible note during the period presented.

                  For the three months ended December 31, 1996, revenue increased $32.3 million or 158 percent, to $52.7 million, from $20.4 million in the three months ended December 31, 1995. EBITDA (earnings before interest, taxes, depreciation and amortization) for the three month period ended December 31, 1996 increased $3.0 million or 572 percent to $3.5 million from $0.5 million in the comparable period of 1995. Net income for the three months ended December 31, 1996 increased $1.6 million to $0.7 million from a loss of $0.9 million in the comparable period of 1995.

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                  Caribiner also announced today that it has completed the

       previously announced acquisition of Blumberg Communications, Inc. for $18 million (subject to certain adjustments), consisting of $16.6 million in cash and $1.4 million in Caribiner common stock, plus the repayment of approximately $3.9 million in outstanding indebtedness. Blumberg is a provider of audio visual equipment services, including rentals, sales, design, installation and consulting through numerous offices in the Midwest and Southeast. Blumberg's operations will be integrated into Caribiner's Total Audio Visual Services division.

                  Caribiner International, Inc. is a leading international producer of meetings, events and training programs and a provider of related business communications services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, stockholders and employees. Caribiner's clients include some of the world's largest companies. The Company has offices throughout the United States, as well as in London, Dubai and Hong Kong.

                  Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.

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For further information, contact:

Arthur F. Dignam                     Diana Brainerd/Chris Plunkett
Chief Financial Officer              Brainerd Communicators, Inc.
Caribiner International, Inc.        212-986-6667
212-541-5300